Exhibit 10.9

10145 Pacific Heights Blvd. Suite 900 San Diego, CA 92121 Phone: (858) 450-9009 Fax: (858) 450-9929

Memo to:	Fabrice Helliker

From:	Keith Rickard

Date:	December 18, 2003

Subject:	Relocation to San Diego

Fabrice,

Following our discussions I am documenting the details of the package that we have agreed to regarding your relocation to San Diego as Vice President of Engineering for BakBone Software.

The details are as follows:

Duration of stay

The assumed duration of your stay in San Diego will be a minimum of 36 months. After the 36 month period BakBone agrees to pay reasonable costs (based upon receipts) of moving you and your family back to the United Kingdom (if desired).

Start date

You will be relocating to the United States in January 2004, assuming that the necessary work visa can be completed in time.

Compensation

Your compensation effective when you relocate to San Diego will be as follows:

Base salary:	$200,000
Bonus compensation at 100%:	50,000
Total Compensation:	$250,000 USD

The details of the Bonus portion of your compensation will need to be confirmed, but it is assumed that they will be substantially similar to your current compensation package.

Your compensation package will next be reviewed on April 1, 2005.

Relocation

You will receive a cash allowance of $80,000 for all costs associated with your relocation. No additional expenses will be covered except as outlined in this letter. No receipts will be required to cover this one time allowance. This cash allowance will be paid to you in 3 equal payments, the first of which will be paid at the time of your relocation to San Diego. The other two installments will be paid 12 and 24 months respectively after your relocation to San Diego.

Visits to the UK

During the 3 year period you and your direct family will be entitled to one trip back to the UK each year. BakBone will pay all air and ground transportation for you and your immediate family. You will be responsible for accommodation costs, meals, etc.

Accountancy assistance

BakBone will pay for the reasonable cost of accountancy services (in the UK and the US) to assist you with tax planning, preparation, etc.

Termination without cause

If your employment is terminated by BakBone without cause at any time during the 3 year period, BakBone will pay the reasonable cost of moving you and your family back to the UK (if desired by you), based upon appropriate receipts.

Furthermore, should your employment be terminated without cause, BakBone Software will provide you with 3 (three) months salary as severance payment.

Temporary living

You and your family will be entitled to use the BakBone corporate apartment, at no cost to yourself, for a period not to exceed 3 months.

You will be provided with a car rental for a period of one month while you and your family relocate to San Diego. If you are unable to purchase a car during this period due to insurance etc. considerations, then the period of car rental will be extended as required.

BakBone will cover living and meal expenses for a period of one month for you and your family while you relocate to San Diego.

Benefits

You will participate in the standard US benefits package. Please see the attached Summary Plan Document (SPD) for information on medical co-pays, deductibles, insurance choices and all other additional benefits.

Your vacation accruals will be based upon the current BakBone US employee policy, and will take into account your total years of service (including Willow and NetVault (UK) Ltd.) Your current accrued vacation hours will be transferred to Human Resources and Payroll in the US office to ensure proper accruals.

Green Card

BakBone Software will pay the costs associated with applying for all necessary work permits on your behalf. BakBone will also sponsor you for a Green Card and pay the necessary fees associated with obtaining a Green Card for you. These processes will be managed through a joint effort with Human Resources and BakBone’s current Immigration attorneys, Larrabee and Zimmerman.

BakBone Stock Options

In addition to any stock options previously provided to you, you will receive an additional 200,000 (two hundred thousand) options of BakBone Software shares. These share options will be vested over 4 years, with 25% vesting on each anniversary of the grant date.

Fab, I look forward to your moving to San Diego, and to working with you to build BakBone into a world class software company!

Regards,

/s/ Keith Rickard
Keith Rickard Chief Executive Officer and President

Accepted By:	/s/ Fabrice Helliker	Date:	January 7, 2004
(Fabrice Helliker)